EXHIBIT 24.1

THE DAVEY TREE EXPERT COMPANY
POWER OF ATTORNEY
FORM S-8

Each person whose name is signed hereto has made, constituted, and appointed, and by these presents does hereby make, constitute, and appoint Joseph R. Paul, Chief Financial Officer and Secretary of The Davey Tree Expert Company, his or her true and lawful attorney, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead to affix, as attorney‑in‑fact, his or her signature as director or officer or both, as the case may be, of The Davey Tree Expert Company, an Ohio corporation (the “Company”), to any and all registration statements on Form S-8 and amendments thereto, including post-effective amendments and any subsequent registration statements pursuant to Rule 462 under the Securities Act of 1933, as amended, as filed with the Securities and Exchange Commission with respect to Common Shares of the Company issuable or issued in connection with The Davey Tree Expert Company 2014 Omnibus Stock Plan, giving and granting unto each such attorney‑in‑fact full power and authority to do and perform every act and thing whatsoever necessary to be done in the premises, as fully as he might or could do if personally present, hereby ratifying and confirming all that each such attorney‑in‑fact shall lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, this Power of Attorney has been signed as of this 23rd day of May, 2014.

/s/ Patrick M. Covey Patrick M. Covey, Director	/s/ Sandra W. Harbrecht Sandra W. Harbrecht, Director
/s/ J. Dawson Cunningham J. Dawson Cunningham, Director	/s/ John E. Warfel John E. Warfel, Director
/s/ William J. Ginn William J. Ginn, Director	/s/ Karl J. Warnke Karl J. Warnke, Director, Chairman, President and Chief Executive Officer
/s/ Douglas K. Hall Douglas K. Hall, Director	/s/ Nicholas R. Sucic Nicholas R. Sucic, Vice President and Controller